EXHIBIT 21.1
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NAME OF SUBSIDIARY                           STATE OF                PERCENTAGE
     (1)(2)                                INCORPORATION             OWNERSHIP
------------------                         -------------             ----------

Sbarro of Virginia, Inc.                   Virginia                     100

Sbarro America, Inc.                       New York                     100

      Sbarro's of Texas, Inc.              Texas                         49 (3)

Italian Food Franchising,
    Inc.                                   New York                      100

Corest Management, Inc.                    New York                      100

Franrest Management, Inc.                  New York                      100

Larkfield Equipment Corp.                  New York                      100

Sbarro of Roosevelt Field
    Inc.                                   New York                      100

Melville Advertising
   Agency, Inc.                            New York                      100

401 Broadhollow Realty Corp.               New York                      100
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(1)      Excludes subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary (within the meaning of Rule 1-02(v) of Regulation S-X) as of the end of the fiscal year covered by this report.

(2)      Indentation indicates the direct parent of an indirect subsidiary.

(3) Sbarro America, Inc. beneficially owns 100% of the outstanding shares of the indicated subsidiary.